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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING, YOCCA, CARLSON & RAUTH]


                                 April 14, 2000



Microsemi Corporation
2830 South Fairview Street
Santa Ana, CA  92704

   RE: Registration Statement on Form S-3: Registration No. 333-_____;
       Microsemi Corporation Common Stock, par value $.20 per share

Ladies and Gentlemen:

  At your request, we have examined the Registration Statement on Form S-3, Registration No. 333-_____ (the "Registration Statement") being filed by Microsemi Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to 2,553,000 shares of the Company's Common Stock, par value of $.20 per share (the "Common Stock"). Of such shares of Common Stock, 2,000,000, or up to 2,333,000 including the exercise of the underwriters' over-allotment option in full, are authorized and previously unissued shares that would be issued and sold for the Company's account, and 220,000 of such shares of Common Stock are presently outstanding and would be sold for the account of the Selling Stockholders. Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

  In our capacity as your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Common Stock. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

  Based upon the foregoing and the compliance with applicable state securities laws and the additional proceedings to be taken by the Company as referred to above, we are of the opinion that:

  1. The Common Stock to be sold by the Company has been duly authorized, and when issued upon payment therefore, will be validly issued, fully paid and nonassessable.

  2. The Common Stock to be sold by the Selling Stockholders has been duly authorized and is validly issued, fully paid and nonassessable.

  Our opinions herein are limited to the effect on the subject transaction of United States Federal law and the General Corporation Law of the State of Delaware, including relevant provisions of the Delaware Constitution and Delaware judicial decisions. We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
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Microsemi Corporation
April 14, 2000
Page 2


  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.


                          Very truly yours,

                          /s/ Stradling Yocca Carlson & Rauth

                          STRADLING YOCCA CARLSON & RAUTH, P.C.